Exhibit 99.1

MEDCATH CONTACTS:

O. Edwin French	James E. Harris
President & Chief Executive Officer	Chief Financial Officer
(704) 708-6600	(704) 708-6600
NATIONAL STUDY SHOWS MEDCATH HOSPITALS EXCEL
IN KEY PATIENT CARE MEASURES
For Sixth Consecutive Year, MedCath Hospitals on Average Show Lower Mortality
Rates and Shorter Lengths of Stay than Peer Hospitals
     CHARLOTTE, N.C. (Oct 24, 2006) — The Lewin Group, Inc., a nationally recognized consultant to the health and human services industries, has completed a national study which demonstrates again that MedCath heart hospitals deliver superior clinical results in several critical patient categories, MedCath Corporation (NASDAQ: MDTH), announced today.
     The report, “A Comparative Study of Patient Severity and Quality of Care between MedCath Heart Hospitals and Peer Hospitals for 2005 Discharges,” analyzes publicly available Medicare data for the federal fiscal year 2005 — the latest year available. Compared with the 1,109 U.S. hospitals that perform open-heart surgery, the report indicated that MedCath heart hospitals:
•	Exhibit a 29.4 percent lower in-hospital risk-adjusted mortality rate for Medicare cardiac cases.

•	Have 24.9 percent shorter lengths of stay for cardiac cases, on a severity-adjusted basis.

•	Are 22.9 percent more likely to discharge patients to their homes rather than another medical care facility.

•	Have a 23.7 percent higher case mix for cardiac patients, on an APR-DRG severity adjusted basis, which takes into account case complexity and patient severity.
     This is the sixth consecutive year that MedCath contracted with Lewin to conduct the study, and the results are consistent with the previous five years. The 12 hospitals that MedCath operated in the fiscal year that ended Sept. 30, 2005 were compared with the 1,109 peer hospitals that perform open-heart surgery in the United States (205 of which were major teaching hospitals — hospitals that have an interns and residents to bed ratio of 0.25 and above).

     “We are proud of the excellent clinical results at our hospitals,” said Ed French, MedCath’s president and chief executive officer. “We are particularly pleased that we have been able to achieve these excellent results year after year. We always have believed in our patient-focused approach, which features close cooperation with physicians to provide the best environment to treat cardiovascular disease. Once again, Lewin’s extensive study of the data demonstrates that our approach is yielding superior results.”
     The Lewin study results, for the latest year and recent years:

Category	Year	MedCath	Peer Hospitals
	2005	1.51%	2.14%
In-hospital mortality rates, risk adjusted	2004	1.86%	2.31%
	2003	1.94%	2.36%

	2005	3.52 days	4.69 days
Average Length of Stay, severity adjusted	2004	3.46 days	4.75 days
	2003	3.69 days	4.79 days

	2005	84.7%	68.9%
% Patients Discharged to Home	2004	83.8%	68.8%
	2003	86.9%	71.1%

     An executive summary of the report is available at www.medcath.com.
     Part of Quintiles Transnational Corp., The Lewin Group is a Falls Church, Va.-based health and human services consulting firm with more than 30 years of experience finding answers and solving problems for key organizations in the public, non-profit and private sectors.
     MedCath Corporation, headquartered in Charlotte, N.C., is a healthcare provider focused primarily on the diagnosis and treatment of cardiovascular disease. MedCath focuses on serving the unique needs of patients suffering from cardiovascular disease. MedCath owns interests in and operates eleven hospitals with a total of 667 licensed beds, located in Arizona, Arkansas, California, Louisiana, New Mexico, Ohio, South Dakota, and Texas. In addition, MedCath manages the cardiovascular program at various hospitals operated by other parties. Further, MedCath provides cardiovascular care services in diagnostic and therapeutic facilities located in various states.
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